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                                                                    EXHIBIT 11.1

                              RF Monolithics, Inc.

                      Computation of Net Income per Share
                  Years Ended August 31, 1999, 1998 and 1997
                     (In thousands, except per-share data)

                                                                                    1999         1998         1997
                                                                                    -----        -----        -----
Average common shares outstanding............................................         5,714        5,614       5,403

Net effect of dilutive stock options - based on the treasury stock
  method.....................................................................           218          364         387
                                                                                     ------       ------      ------

          Total common and common equivalent shares..........................         5,932        5,978       5,790
                                                                                     ======       ======      ======

Net income...................................................................        $  729       $4,760      $3,807
                                                                                     ======       ======      ======

Net income per share.........................................................        $ 0.12       $ 0.80      $ 0.66
                                                                                     ======       ======      ======
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